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Exhibit 5.1

CONSENT OF INDEPENDENT ENGINEERS

        We refer to our reports auditing estimates of the natural gas, natural gas liquids and conventional oil reserves attributable to Hurricane Hydrocarbons Ltd. (the "Company") as of December 31, 2001 (collectively, the "Reports").

        We hereby consent to references to our name in the Company's Registration Statement on Form F-10 ("Form F-10") to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and in the documents incorporated by reference thereto. We also confirm that we have read the Form F-10 and the Company's Annual Information Form incorporated by reference thereto and that we have no reason to believe that there are any misrepresentations in the information contained in such documents that are derived from the Reports or that are within our knowledge as a result of the services we performed in connection with such Reports.

Sincerely,

MCDANIEL AND ASSOCIATES CONSULTANTS LTD.
/s/ W. C. SETH W. C. Seth, P.Eng. President & Managing Director

Calgary, Alberta, Canada
November 29, 2002

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CONSENT OF INDEPENDENT ENGINEERS